UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Blockbuster Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a press release issued by Blockbuster Inc. (“Blockbuster”) on April 29, 2005.

BLOCKBUSTER CEO WOULD RATHER STAY THAN GO

DALLAS, April 29, 2005 - Blockbuster is filing the attached disclosure with the SEC today under Schedule 14A. The disclosure describes Chairman and CEO John Antioco’s employment contract and reiterates his desire to remain with the Company and deliver shareholder value.

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2005, as supplemented on April 21, 2005, which contains important information regarding the Company’s 2005 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting the Company in the solicitation of proxies, toll-free at 1-800-607-0088.

About Blockbuster

Blockbuster Inc. is a leading global provider of in-home movie and game entertainment with more than 9,000 stores throughout the Americas, Europe, Asia and Australia. The Company may be accessed worldwide at blockbuster.com.

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Contact:	Press Karen Raskopf Senior Vice President, Corporate Communications (214) 854-3190 or Randy Hargrove Senior Director, Corporate Communications (214) 854-3190

Analysts/Investors Mary Bell Senior Vice President, Investor Relations (214) 854-3863 or Angelika Torres Director, Investor Relations (214) 854-4279

As indicated in the Schedule 14A filed by Blockbuster Inc. (the “Company”) with the Securities and Exchange Commission on April 27, 2005 (the “Schedule 14A”), John F. Antioco, Chairman and CEO of the Company has stated that should he not be re-elected to the Company’s Board of Directors (the “Board”), he would not plan to stay with the Company. In addition, as noted by the Company in the Schedule 14A, removal of Mr. Antioco from the position of Chairman of the Board would constitute “Good Reason” under Mr. Antioco’s employment contract and could entitle him to receive the benefits provided in the contract including severance and accelerated vesting of equity awards.

Specifically, the contract provides that Mr. Antioco may terminate his employment for “Good Reason” by providing the Company with written notice thereof. The contract also provides that the Company would have ten business days from the date of such notice to cure the cause for “Good Reason.” With regard to the Company’s ability to cure, the Board would need to make a fiduciary determination as to whether it would be appropriate, in light of the fact that the Company’s stockholders failed to re-elect Mr. Antioco, to re-appoint him to the Board and to the position of Chairman, each of which is a requirement under the contract to cure the cause for “Good Reason.”

If Mr. Antioco’s employment contract was triggered, he would be entitled to receive (i) his 2005 target bonus pro-rated from January 1, 2005 through the date of termination; (ii) a lump sum cash payment equal to the sum of his salary, deferred compensation level and target bonus for 2005, multiplied by the number of full and partial years remaining in his employment term; and (iii) continued medical benefits for the remainder of his employment term. In addition, any stock options held by Mr. Antioco would become immediately exercisable, and Mr. Antioco’s restricted stock units would vest and become payable. The Company estimates that Mr. Antioco’s payout in the event of a “Good Reason” termination immediately following the May 11th annual meeting of stockholders would be approximately $54 million, assuming a stock price of $9.98, which was the closing price of a share of the Company’s class A common stock on April 27, 2005.

At the time Mr. Antioco entered into his employment contract with the Company in June 2004, he had 35 years of retail experience and had led three major retail turnarounds at Circle K, Taco Bell and at the Company. As a result, Mr. Antioco was considered for nearly every retail CEO job search and had many opportunities for compensation packages equal to or greater than the one offered, and accepted by him, at the Company. In order to best align Mr. Antioco’s interests with those of the Company’s stockholders, the compensation committee of the Board and their advisors designed Mr. Antioco’s compensation package to achieve an equity payout based on an assumed compound annual growth rate of 12% in the Company’s stock price over the contract’s five-year term. In view of Mr. Antioco’s forbearance of other potential opportunities available to him, his employment contract was also designed to provide for payment of a comparable sum in the event of a “Good Reason” termination.

In summary, Mr. Antioco has stated that he would like to stay at the Company as both Chairman and CEO and earn his compensation. He encourages stockholders to require that he do so for the benefit of all of the Company’s stockholders by re-electing him to serve on the Board.